Exhibit 99.1

   Sovran Self Storage Reports Third Quarter Results: Revenues Increase 24%;
                             Acquires 9 Facilities

     BUFFALO, N.Y.--(BUSINESS WIRE)--Nov. 1, 2006--Sovran Self Storage, Inc. (NYSE:SSS), a self-storage real estate investment trust (REIT), reported operating results for the quarter ended September 30, 2006.

     Net income available to common shareholders for the third quarter of 2006 was $8.8 million or $.49 per diluted share. Net income available to common shareholders for the same period in 2005 was $8.6 million or $.52 per diluted share. Funds from operations for the quarter increased 11.7% to $15.4 million or $.85 per fully diluted common share compared to $13.8 million or $.80 per fully diluted share for the quarter ended September 30, 2005. Strong revenue growth more than offset increased insurance and utility costs to contribute to the Company's performance this quarter.

     During the quarter, the Company acquired nine self storage facilities for a total cost of $33.8 million.

     David Rogers, the Company's Chief Financial Officer, said, "Business is good. Our established stores are performing well, and the 41 we've acquired this year are off to a great start."

     OPERATIONS:

     Total Company net operating income for the third quarter grew 21.1% compared with the same quarter in 2005 to $28.5 million. This growth was the result of improved operating performance and the income generated by 47 stores acquired since July 2005. Overall average occupancy for the quarter was 85.9% and average rent per square foot for the portfolio was $10.25.

     Revenues at the 271 stores owned and/or managed for the entire quarter in both years increased 5.8% over the third quarter of 2005, the result of a 4.8% increase in rental rates, and a $145,000 increase in truck rental revenues and other income. Same store operating expenses rose 8.9% primarily as a result of increased insurance costs, utilities and property taxes. As a result, same store net operating income improved by 4.2% over the third quarter of 2005.

     General and administrative costs increased this quarter by $485,000, the result of increased due diligence costs and the expense of additional personnel required to administer the 14 facilities acquired in 2005 and the 41 purchased thus far this year.

     Continued strong performance was shown at the Company's Louisiana, Atlanta, GA and Houston, TX stores. Stores in Ohio, Pennsylvania and Massachusetts experienced slower than expected growth during the quarter.

     ACQUISITIONS:

     During the quarter, the Company acquired nine stores totaling 580,000 sq. ft. at a total cost of $33.8 million. Five of the stores are located in markets where the Company already has an operating presence - Montgomery, AL (3), Chattanooga, TN and Southeastern LA. The Company also acquired 4 stores in Columbus, GA.

     CAPITAL TRANSACTIONS:

     During the quarter, the Company borrowed $26 million pursuant to its line of credit to fund the above described transactions.

     It also issued 293,000 shares through its Dividend Reinvestment Program, Direct Stock Purchase Plan and Employee Option Plan. A total of $14.4 million was received, and was used to fund part of the above mentioned acquisitions.

     The Company's Board of Directors authorized the repurchase of up to two million shares of the Company's common stock. To date, the Company has acquired approximately 1.2 million shares pursuant to the program. The Company expects such repurchases to be effected from time to time, in the open markets or in private transactions. The amount and timing of shares to be purchased will be subject to market conditions and will be based on several factors, including compliance with lender covenants and the price of the Company's stock. No assurance can be given as to the specific timing or amount of the share repurchases or as to whether and to what extent the share repurchase will be consummated. The Company did not acquire any shares in the quarter ended September 30, 2006.

     YEAR 2006 EARNINGS GUIDANCE:

     The Company expects conditions in most of its markets to remain stable, and estimates growth in revenues on a same store basis to be between 4.5% and 5.5%.

     Effective July 1, the Company's property and casualty premiums increased by almost $2 million per year. This increase will have the effect of reducing same store NOI growth by as much as 200 basis points from that of the first half of 2006. Other operating costs have remained relatively stable.

     As previously announced, the Company has implemented a program that will add 450,000 to 600,000 square feet of rentable space at existing stores and convert up to an additional 250,000 to 300,000 square feet to premium (climate and humidity controlled) spaces over the next two years. The projected cost of these revenue enhancing improvements is estimated at between $32 and $40 million. In addition, the Company expects to accelerate refurbishments and renovations at many of its stores to improve curb appeal and office amenities. It is expected that as much as $10 to $15 million will be expended in 2006 on such improvements; $8.8 million was brought on line as of September 30, 2006.

     As opportunities arise, the Company may acquire self-storage facilities with high growth potential for its own portfolio, and may sell certain facilities depending on market conditions. For purposes of issuing guidance, the Company is not forecasting any accretion from additional acquisitions for the remainder of 2006 and no sales of existing facilities.

     Funding of any acquisitions and the above mentioned revenue enhancing and refurbishing improvements will be provided primarily from borrowings on the Company's line of credit, issuance of common shares in the Company's Dividend Reinvestment Program and Stock Purchase Programs, and issuance of preferred and/or common stock.

     General and administrative costs are expected to increase as the Company adds properties and enters new markets.

     At September 30, 2006, all but $66 million of the Company's debt is either fixed rate or covered by rate swap contracts that essentially fix the rate. Subsequent borrowings that may occur will be pursuant to the Company's Line of Credit agreement at a floating rate of LIBOR plus 0.9%.

     Management expects funds from operations for 2006 to be between $3.22 and $3.24 per share. Funds from operations for the fourth quarter of 2006 are projected at between $.80 and $.82 per share.

     FORWARD LOOKING STATEMENTS:

     When used within this news release, the words "intends," "believes," "expects," "anticipates," and similar expressions are intended to identify "forward looking statements" within the meaning of that term in Section 27A of the Securities Act of 1933, and in Section 21F of Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward looking statements. Such factors include, but are not limited to, the effect of competition from new self storage facilities, which could cause rents and occupancy rates to decline; the Company's ability to evaluate, finance and integrate acquired businesses into the Company's existing business and operations; the Company's ability to form joint ventures and sell existing properties to those joint ventures; the Company's existing indebtedness may mature in an unfavorable credit environment, preventing refinancing or forcing refinancing of the indebtedness on terms that are not as favorable as the existing terms; interest rates may fluctuate, impacting costs associated with the Company's outstanding floating rate debt; the regional concentration of the Company's business may subject it to economic downturns in the states of Florida and Texas; the Company's ability to effectively compete in the industries in which it does business; the Company's ability to successfully extend its truck leasing program and Dri-guard product roll-out; the Company's reliance on its call center; the Company's cash flow may be insufficient to meet required payments of principal and interest; and tax law changes which may change the taxability of future income.

     CONFERENCE CALL:

     Sovran Self Storage will hold its Third Quarter Earnings Release Conference Call at 9:00 a.m. Eastern Standard Time on Thursday, November 2, 2006. Anyone wishing to listen to the call may access the webcast via Sovran's homepage www.sovranss.com. The call will be archived for a period of 90 days after initial airing.

     Sovran Self Storage, Inc. is a self-administered and self-managed equity REIT whose business is acquiring, developing and managing self-storage facilities. The Company owns and/or operates 326 stores under the "Uncle Bob's Self Storage"(R) trade name in 22 states. For more information, please contact David Rogers, CFO or Diane Piegza, VP Corporate Communications at (716) 633-1850 or visit the Company's Web site.


SOVRAN SELF STORAGE, INC.
BALANCE SHEET DATA
(unaudited)


                                            September 30, December 31,
(dollars in thousands)                          2006         2005
------------------------------------------- ------------- ------------
Assets
  Investment in storage facilities:
     Land                                    $   206,169   $  162,900
     Building and equipment                      917,701      731,080
                                            ------------- ------------
                                               1,123,870      893,980
     Less: accumulated depreciation             (148,866)    (130,550)
                                            ------------- ------------
  Investment in storage facilities, net          975,004      763,430
  Cash and cash equivalents                       10,851        4,911
  Accounts receivable                              1,934        1,643
  Receivable from related parties                     37           75
  Notes receivable from joint ventures                 -        2,780
  Investment in joint ventures                         -          825
  Prepaid expenses                                 7,533        3,075
  Fair value of interest rate swap
   agreements                                      2,169        1,411
  Other assets                                     6,195        6,226
                                            ------------- ------------
     Total Assets                            $ 1,003,723   $  784,376
                                            ============= ============

Liabilities
  Line of credit                             $    66,000   $   90,000
  Term notes                                     350,000      200,000
  Accounts payable and accrued liabilities        22,275       10,865
  Deferred revenue                                 5,506        4,227
  Accrued dividends                               11,216       10,801
  Mortgages payable                              112,387       49,144
                                            ------------- ------------
     Total Liabilities                           567,384      365,037

  Minority interest - Operating Partnership        8,321       11,132
  Minority interest - consolidated joint
   ventures                                       16,783       14,122

Shareholders' Equity
  8.375% Series C Convertible Cumulative
   Preferred Stock                                26,613       26,613
  Common stock                                       193          187
  Additional paid-in capital                     488,993      466,839
  Unearned restricted stock                            -       (1,838)
  Dividends in excess of net income              (79,469)     (71,995)
  Accumulated other comprehensive income           2,080        1,454
  Treasury stock at cost                         (27,175)     (27,175)
                                            ------------- ------------
     Total Shareholders' Equity                  411,235      394,085
                                            ------------- ------------

  Total Liabilities and Shareholders'
   Equity                                    $ 1,003,723   $  784,376
                                            ============= ============


CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)




                                    July 1, 2006       July 1, 2005
(dollars in thousands, except            to                 to
 share data)                     September 30, 2006 September 30, 2005
                                 ------------------ ------------------

Revenues:
  Rental income                        $    43,354        $    34,811
  Other operating income                     1,430              1,192
                                 ------------------ ------------------
     Total operating revenues               44,784             36,003

Expenses:
  Property operations and
   maintenance                              12,163              9,278
  Real estate taxes                          4,112              3,182
  General and administrative                 3,430              2,945
  Depreciation and amortization              6,683              5,425
                                 ------------------ ------------------
     Total operating expenses               26,388             20,830
                                 ------------------ ------------------

Income from operations                      18,396             15,173

Other income (expense)
  Interest expense                          (8,421)            (5,291)
  Interest income                              135                109
  Minority interest - Operating
   Partnership                                (225)              (285)
  Minority interest -
   consolidated joint ventures                (462)              (158)
  Equity in income of joint
   ventures                                     42                 63
                                 ------------------ ------------------

Net Income                                   9,465              9,611
  Preferred stock dividends                   (628)              (983)
                                 ------------------ ------------------
Net income available to common
 shareholders                          $     8,837        $     8,628
                                 ================== ==================

    Earnings per common share -
     basic                             $      0.49        $      0.52
                                 ================== ==================

    Earnings per common share -
     diluted                           $      0.49        $      0.52
                                 ================== ==================

Common shares used in basic
 earnings per share calculation         17,919,342         16,542,635

Common shares used in diluted
 earnings per share calculation         17,989,000         16,658,709

Dividends declared per common
 share                                 $    0.6200        $    0.6150
                                 ================== ==================


CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

                                  January 1, 2006    January 1, 2005
(dollars in thousands, except            to                 to
 share data)                     September 30, 2006 September 30, 2005
                                 ------------------ ------------------

Revenues:
  Rental income                     $      117,797     $       98,918
  Other operating income                     3,940              3,240
                                 ------------------ ------------------
     Total operating revenues              121,737            102,158

Expenses:
  Property operations and
   maintenance                              31,915             26,421
  Real estate taxes                         11,372              9,294
  General and administrative                10,530              8,846
  Depreciation and amortization             18,362             15,683
                                 ------------------ ------------------
     Total operating expenses               72,179             60,244
                                 ------------------ ------------------

Income from operations                      49,558             41,914

Other income (expense)
  Interest expense                         (20,992)           (14,956)
  Interest income                              490                329
  Minority interest - Operating
   Partnership                                (690)              (794)
  Minority interest -
   consolidated joint ventures              (1,068)              (381)
  Equity in income of joint
   ventures                                    148                145
                                 ------------------ ------------------

Net Income                                  27,446             26,257
  Preferred stock dividends                 (1,884)            (3,495)
                                 ------------------ ------------------
Net income available to common
 shareholders                       $       25,562     $       22,762
                                 ================== ==================

    Earnings per common share -
     basic                          $         1.44     $         1.40
                                 ================== ==================

    Earnings per common share -
     diluted                        $         1.44     $         1.39
                                 ================== ==================

Common shares used in basic
 earnings per share calculation         17,692,367         16,256,432

Common shares used in diluted
 earnings per share calculation         17,758,535         16,399,512

Dividends declared per common
 share                              $       1.8500     $       1.8250
                                 ================== ==================


COMPUTATION OF FUNDS FROM OPERATIONS (FFO) (1) - (unaudited)


                                           July 1, 2006  July 1, 2005
                                                to            to
                                          September 30,  September 30,
(dollars in thousands, except share data)      2006           2005
                                          -------------- -------------

Net income                                  $     9,465   $     9,611
Minority interest in income                         687           443
Depreciation of real estate and
 amortization of intangible assets
 exclusive of deferred financing fees             6,683         5,405
Depreciation and amortization from
 unconsolidated joint ventures                       14           121
Preferred dividends                                (628)         (983)
Funds from operations allocable to
 minority interest in Operating
 Partnership                                       (366)         (408)
Funds from operations allocable to
 minority interest in consolidated joint
 ventures                                          (462)         (413)
                                          -------------- -------------
Funds from operations available to common
 shareholders                                    15,393        13,776
FFO per share - diluted (a)                 $      0.85   $      0.80

Common shares - diluted                      17,989,000    16,658,709
Common shares if Series C Preferred Stock
 is converted                                   920,244     1,730,979
                                          -------------- -------------
Total shares used in FFO per share
 calculation (a)                             18,909,244    18,389,688


                                           January 1,     January 1,
                                               2006           2005
                                                to            to
                                          September 30,  September 30,
(dollars in thousands, except share data)      2006           2005
                                          -------------- -------------

Net income                                  $    27,446   $    26,257
Minority interest in income                       1,758         1,175
Depreciation of real estate and
 amortization of intangible assets
 exclusive of deferred financing fees            18,362        15,682
Depreciation and amortization from
 unconsolidated joint ventures                      148           358
Preferred dividends                              (1,884)       (3,495)
Funds from operations allocable to
 minority interest in Operating
 Partnership                                     (1,091)       (1,140)
Funds from operations allocable to
 minority interest in consolidated joint
 ventures                                        (1,323)       (1,135)
                                          -------------- -------------
Funds from operations available to common
 shareholders                                    43,416        37,702
FFO per share - diluted (a)                 $      2.42   $      2.26

Common shares - diluted                      17,758,535    16,399,512
Common shares if Series C Preferred Stock
 is converted                                   920,244     1,803,584
                                          -------------- -------------
Total shares used in FFO per share
 calculation (a)                             18,678,779    18,203,096


(1) We believe that Funds from Operations ("FFO") provides relevant and meaningful information about our operating performance that is necessary, along with net earnings and cash flows, for an understanding of our operating results. FFO adds back historical cost depreciation, which assumes the value of real estate assets diminishes predictably in the future. In fact, real estate asset values increase or decrease with market conditions. Consequently, we believe FFO is a useful supplemental measure in evaluating our operating performance by disregarding (or adding back) historical cost depreciation.

Funds from operations is defined by the National Association of Real
 Estate Investment Trusts, Inc. ("NAREIT") as net income computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains or losses on sales of properties, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. We believe that to further understand our performance, FFO should be compared with our reported net income and cash flows in accordance with GAAP, as presented in our consolidated financial statements.

Our computation of FFO may not be comparable to FFO reported by other
 REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, or as an indicator of our ability to make cash distributions.

(a) The Series C Convertible Preferred Shares are convertible into 920,244 common shares on a weighted basis for the quarter ended September 2006 and 1,730,979 common shares at September 2005. These shares have been added to the diluted shares outstanding to calculate the FFO per share in 2006 and 2005.


QUARTERLY SAME STORE DATA (2)    July 1, 2006 July 1, 2005
                                      to           to
                                  September    September   Percentage
(dollars in thousands)             30, 2006     30, 2005     Change
                                 ------------ ------------------------

Revenues:
  Rental income                   $   36,882   $   34,940         5.6%
  Other operating income               1,272        1,127        12.9%
                                 ------------ ------------ -----------
     Total operating revenues         38,154       36,067         5.8%

Expenses:
  Property operations,
   maintenance, and real estate
   taxes                              13,333       12,244         8.9%
                                 ------------ ------------ -----------

Operating income                  $   24,821   $   23,823         4.2%

(2) Includes the 271 stabilized stores owned and/or managed by the Company for the entire periods presented.

YEAR TO DATE SAME STORE DATA (3)
                                 January 1,   January 1,
                                     2006         2005
                                      to           to
                                  September    September   Percentage
(dollars in thousands)             30, 2006     30, 2005     Change
                                 ------------ ------------ -----------

Revenues:
  Rental income                   $  105,070   $   99,221         5.9%
  Other operating income               3,527        3,038        16.1%
                                 ------------ ------------ -----------
     Total operating revenues        108,597      102,259         6.2%

Expenses:
  Property operations,
   maintenance, and real estate
   taxes                              37,413       35,281         6.0%
                                 ------------ ------------ -----------

Operating income                  $   71,184   $   66,978         6.3%

(3) Includes the 266 stabilized stores owned and/or managed by the Company for the entire periods presented.


OTHER DATA                             Same Store (2)    All Stores
                                      ---------------- ---------------
                                         2006    2005    2006    2005
                                      ---------------- ---------------

Weighted average quarterly occupancy     87.8%   87.7%   86.7%   86.9%

Occupancy at September 30                86.8%   87.7%   85.9%   87.1%

Rent per occupied square foot          $10.22   $9.75  $10.25   $9.81


Investment in Storage Facilities:
----------------------------------------------------------------------
The following summarizes activity in storage facilities during the nine months ended September 30, 2006:

Beginning balance                                          $  893,980
  Property acquisitions                                       161,514
  Consolidation of Locke Sovran I, LLC                         38,000
  Additional investment in consolidated joint ventures          8,647
  Improvements and equipment additions:
      Dri-guard / climate control installations                 2,400
      Expansions                                                9,924
      Roofing, paving, painting, and equipment:
          Stabilized stores                                     6,801
          Recently acquired and joint venture stores            1,989
      Rental trucks                                               692
  Dispositions                                                    (77)
                                                           -----------
Storage facilities at cost at period end                   $1,123,870
                                                           ===========


                                          September 30,  September 30,
                                               2006           2005
                                          -------------  -------------

Common shares outstanding at September 30   18,090,066     16,981,442
Operating Partnership Units outstanding
 at September 30                               427,927        486,352


     CONTACT: Sovran Self Storage, Inc
              David Rogers or Diane Piegza, 716-633-1850